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                                                                  Exhibit (a)(9)


         First Supplement to the Offer to Purchase dated August 27, 1998

                         COOPER RIVER PROPERTIES, L.L.C.

              Has Amended its Offer and is Now Offering to Purchase
                Up to 9,000 Units of Limited Partnership Interest

                                       of
                       DAVIDSON INCOME REAL ESTATE, L.P.,
                         a Delaware limited partnership

                                       at
                                $324 NET PER UNIT


===============================================================================
  THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD HAVE BEEN EXTENDED AND NOW
   WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON THURSDAY, DECEMBER 31, 1998, UNLESS THE OFFER IS EXTENDED
===============================================================================

                                                               December 15, 1998

To:      The Limited Partners of
         Davidson Income Real Estate, L.P.

         This document supplements and updates the Offer to Purchase, dated August 27, 1998, previously sent to you. It contains important information that you should read carefully. Capitalized terms used but not defined in this document have the same meanings as in the Offer to Purchase.

         The Purchaser (which is an affiliate of the Managing General Partner) has reduced the purchase price of the Offer and is now offering to purchase up to 9,000 of the outstanding units of limited partnership interest ("Units") of Davidson Income Real Estate, L.P., a Delaware limited partnership (the "Partnership"), at a purchase price of $324 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 27, 1998, this First Supplement and the related Assignment of Partnership Interest.

         Procedures for tendering Units are set forth in Section 3 of the Offer to Purchase. Limited Partners who previously tendered Units and who wish to receive the new, lower price of $324 per Unit do not need to take any further action.

         THE PURCHASER NO LONGER IS OFFERING TO PURCHASE UNITS FOR $375 PER UNIT REGARDLESS OF WHETHER UNITS HAVE BEEN PREVIOUSLY TENDERED. LIMITED PARTNERS WHO DESIRE TO WITHDRAW PREVIOUSLY TENDERED UNITS MAY DO SO IN ACCORDANCE WITH
SECTION 4 OF THE OFFER TO PURCHASE.




                                       COOPER RIVER PROPERTIES, L.L.C.


                        --------------------------------
           For More Information or for Further Assistance Please Call:
                           Beacon Hill Partners, Inc.
                                 (800) 954-9486


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                                    THE OFFER

         SECTION 13.       BACKGROUND OF THE OFFER.

         Section 13 is hereby amended by the addition of the following information:

         Determination of Purchase Price.

         Purchaser's Estimate of Gross Real Estate Value. The Purchaser determined the Purchase Price based on the following information on the Partnership as of December 31, 1997:


----------------------------------------------------------------------------------------------------------------------------------

                                1997 NOI (net of capital
       Property Name                 expenditures)              Capitalization Rate         Gross Property Value
----------------------------------------------------------------------------------------------------------------------------------
Bexley House                                      $322,476                       10.08%                   $3,200,000
----------------------------------------------------------------------------------------------------------------------------------
Covington Pointe                                  $717,768                        9.97%                   $7,200,000
-----------------------------------------------------------------------------------------------------------------------------------
Lakeside                                          $603,735                       10.41%                   $5,800,000
-----------------------------------------------------------------------------------------------------------------------------------
North Springs                                     $462,241                       10.05%                   $4,600,000
-----------------------------------------------------------------------------------------------------------------------------------
Total                                           $2,106,220                                               $20,800,000
-----------------------------------------------------------------------------------------------------------------------------------


     Gross valuation of the Partnership's properties.............................................  $     20,800,000
     Plus: Cash and cash equivalents.............................................................           447,828
     Plus: Other net assets......................................................................         1,713,048
     Less: Mortgage debt, including interest.....................................................       (12,352,969)
     Less: Accounts payable and other accrued liabilities........................................          (120,494)
     Less: Other liabilities.....................................................................           (84,375)
                                                                                                   ----------------
     Partnership valuation before taxes and certain costs........................................  $     10,403,038
     Less: Disposition fees......................................................................                 0
     Less: Extraordinary capital expenditures and deferred maintenance...........................          (936,163)
     Less: Closing costs.........................................................................          (520,000)
                                                                                                   ----------------
     Net valuation of the Partnership............................................................  $      8,946,875
     Percentage of liquidation proceeds allocated to holders of Units............................             97.00%
                                                                                                   ----------------
     Net valuation of Units......................................................................  $      8,678,469
                  Total number of Units..........................................................            26,776
                                                                                                   ----------------
     Cash consideration per Unit.................................................................  $            324
                                                                                                   ================




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